Exhibit 10.5

Glenn E. Fuller
 Executive Vice President, Chief Legal and
Administrative Officer and Secretary
Direct Line:  949.862.1392
Facsimile:   949.797.0484
glennf@autobytel.com

March 31, 2013

William Ferriolo
[Personal Information Redacted]

Re: Amended and Restated Employment Agreement

Dear William:

This agreement confirms, updates and restates the terms and conditions upon which you are employed by Autobytel Inc., a Delaware corporation (“Company”), as of March 31, 2013 (“Amendment Effective Date”).

1.           Employment.

(a)           As of the Amendment Effective Date you are employed as the Company’s Senior Vice President, Consumer Acquisitions. In such capacity, you will report to the Company’s President and Chief Executive Officer or such other senior executive officer as designated by the Company from time to time.

(b)           This agreement shall govern your employment for the period commencing as of the Amendment Effective Date and continuing until September 30, 2015.  Notwithstanding the foregoing governing period, your employment is at will and not for a specified term and may be terminated by the Company or you at any time, with or without cause or good reason and with or without prior, advance notice. This “at-will” employment status will remain in effect throughout the term of your employment by the Company and cannot be modified except by a written amendment to this offer letter that is executed by both parties (which in the case of the Company, must be executed by the Company’s Chief Legal Officer) and that expressly negates the “at-will” employment status.

(c)           Upon any termination of your employment by either party, whether with or without cause or good reason, you will be entitled to receive only such severance benefits, if any, as are set forth in that certain Severance Benefits Agreement dated as of September 17, 2010 between you and the Company, as amended by that certain Amendment No. 1 to Severance Benefits Agreement dated as of November 30, 2012 (the original Severance Benefits Agreement, as amended, is referred to herein as the “Severance Benefits Agreement”), as the Severance Benefits Agreement may be further amended, modified or terminated by agreement of the parties.  Receipt of any such severance benefits is subject to your compliance with the terms and conditions of the Severance Benefits Agreement.  You agree to assist and cooperate (including, but not limited to, providing information to the Company and/or testifying in a proceeding) in the investigation and handling of any internal investigation, legislative matter, or actual or threatened court action, arbitration, administrative proceeding, or other claim involving any matter that arose during the period of your employment.  You shall be reimbursed for reasonable expenses actually incurred in the course of rendering such assistance and cooperation.  Your agreement to assist and cooperate shall not affect in any way the content of information or testimony provided by you.

(d)           You will be governed by and will comply with by Company policies and procedures, as such policies and procedures may exist from time to time, generally applicable to all Company employees, including the Company’s Employee Handbook, Securities Trading Policy, Code of Conduct and Ethics for Employees, Officer and Directors, and Sexual Harassment Policy, copies of which you acknowledge have been provided to you.

William Ferriolo
Amended and Restated Employment Agreement

2.           Compensation, Benefits and Expenses.

(a)           As compensation for the services to be rendered by you pursuant to this agreement, the Company hereby agrees to pay you at a Semi-Monthly Rate equal to Ten Thousand Four Hundred Sixteen Dollars and Sixty-Seven Cents ($10,416.67).  The Semi-Monthly Rate shall be paid in accordance with the normal payroll practices of the Company.

(b)           You shall be entitled to participate in annual incentive compensation plans, if any, that may be adopted by the Company from time to time and that are afforded generally to persons employed by the Company at your position level (subject to the terms and conditions of any such annual incentive compensation plans). Should such an annual incentive bonus plan be adopted for any annual period, your target annual incentive compensation opportunity will be as established by the Company for each annual period, which may be up to 55% of your annualized rate (i.e., 24 X Semi-Monthly Rate) based on achievement of objectives specified by the Company each annual incentive compensation period (which may include Company-wide performance objectives, divisional or department performance objectives, individual performance objectives and/or subjective performance evaluations, allocated between and among such performance objectives and evaluations as the Company may determine in its sole discretion). Specific annual incentive compensation plan details, target incentive compensation opportunity and objectives for each annual compensation plan period will be set forth in written documents provided to you by the Company. Awards under annual incentive plans may be prorated for a variety of factors, including time employed by the Company during the year, adjustments in base compensation or target award percentage changes during the year, and unpaid leaves.  You understand that the Company’s annual incentive compensation plans, their structure and components, specific target incentive compensation opportunities and objectives, and the achievement of objectives and payouts, if any, thereunder are subject to the sole discretion of the Company’s Board of Directors, or a committee thereof.

(c)           You shall be entitled to participate in such ordinary and customary benefits plans afforded generally to persons employed by the Company at your level (subject to the terms and conditions of such benefit plans, your making of any required employee contributions required for your participation in such benefits, your ability to qualify for and satisfy the requirements of such benefits plans).

(d)           You are solely responsible for the payment of any tax liability that may result from any compensation, payments or benefits that you receive from the Company. The Company shall have the right to deduct or withhold from the compensation due to you hereunder any and all sums required by applicable federal, state, local or other laws, rules or regulations, including, without limitation federal and state income taxes, social security or FICA taxes, and state unemployment taxes, now applicable or that may be enacted and become applicable during your employment by the Company.

3.           Other Employment Documents.  You acknowledge and agree that you continue to be subject to and bound by the terms and conditions of the following agreements: (i) Employee Confidentiality and Non-Compete Agreement dated as of September 17, 2010; and (ii) Mutual Agreement to Arbitrate dated as of September 17, 2010.

4.           Prior Employment Requirements or Obligations. The Company requires that you comply with all terms and conditions of any employment or other agreements or legal obligations or requirements you may have with or owe to your current or former employers. In particular, the Company requires that you comply with the terms and conditions of any confidentiality or non-disclosure agreements, policies or other obligations You may owe your former employers, and Employee shall not disclose to the Company or provide the Company with copies of any confidential or proprietary information or trade secrets of any former employer. The Company expects that you will comply with any notification requirements relating to the termination of your employment with your current employer and will adjust the anticipated Commencement Date accordingly to accommodate any required notice period.  By execution below, you represent and warrant to Company that your employment with the Company will not violate the terms and conditions of any agreement entered into by you prior to your employment with Company.

William Ferriolo
Amended and Restated Employment Agreement

5.           Amendments and Waivers.  This agreement may be amended, modified, superseded, or cancelled, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties hereto or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power, or privilege hereunder will operate as a waiver thereof, nor will any waiver on the part of any party of any right hereunder, nor any single or partial exercise of any rights hereunder, preclude any other or further exercise thereof or the exercise of any other right hereunder.

6.           Notices.  Any notice required or permitted under this agreement will be considered to be effective in the case of (i) certified mail, when sent postage prepaid and addressed to the party for whom it is intended at its address of record, three (3) days after deposit in the mail; (ii) by courier or messenger service, upon receipt by recipient as indicated on the courier's receipt; or (iii) upon receipt of an Electronic Transmission by the party that is the intended recipient of the Electronic Transmission. The record addresses, facsimile numbers of record, and electronic mail addresses of record for you are set forth on the signature page to this agreement and for the Company as set forth in the letterhead above and may be changed from time to time by notice from the changing party to the other party pursuant to the provisions of this Section 6. For purposes of this Section 6, "Electronic Transmission” means a communication (i) delivered by facsimile, telecommunication or electronic mail when directed to the facsimile number of record or electronic mail address of record, respectively, which the intended recipient has provided to the other party for sending notices pursuant to this Agreement and (ii) that creates a record of delivery and receipt that is capable of retention, retrieval, and review, and that may thereafter be rendered into clearly legible tangible form.

7.           Choice of Law.  This agreement, its construction and the determination of any rights, duties or remedies of the parties arising out of or relating to this agreement will be governed by, enforced under and construed in accordance with the laws of the State of Florida, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws of such state.

8.           Severability.  Each term, covenant, condition, or provision of this agreement will be viewed as separate and distinct, and in the event that any such term, covenant, condition or provision will be deemed to be invalid or unenforceable, the arbitrator or court finding such invalidity or unenforceability will modify or reform this agreement to give as much effect as possible to the terms and provisions of this agreement.  Any term or provision which cannot be so modified or reformed will be deleted and the remaining terms and provisions will continue in full force and effect.

9.           Interpretation.  Every provision of this agreement is the result of full negotiations between the parties, both of whom have either been represented by counsel throughout or otherwise been given an opportunity to seek the aid of counsel. No provision of this agreement shall be construed in favor of or against any of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof. Captions and headings of sections contained in this agreement are for convenience only and shall not control the meaning, effect, or construction of this agreement. Time periods used in this Agreement shall mean calendar periods unless otherwise expressly indicated.

10.           Entire Agreement.  This agreement, together with the Company policies and procedures referenced above in Section 1(d) and the agreements referenced above in Sections 1(c) and 3, is intended to be the final, complete and exclusive agreement between the parties relating to your employment by the Company and all prior or contemporaneous understandings, representations and statements, oral or written, are merged herein.  No modification, waiver, amendment, discharge or change of this agreement shall be valid unless the same is in writing and signed by the party against which the enforcement thereof is or may be sought.

11.             Counterparts; Facsimile or PDF Signature.  This agreement may be executed in counterparts, each of which will be deemed an original hereof and all of which together will constitute one and the same instrument. This agreement maybe executed by facsimile or PDF signature by either party and such signature shall be deemed binding for all purposes hereof, without delivery of an original signature being thereafter required.

William Ferriolo
Amended and Restated Employment Agreement

This offer shall expire seven (7) calendar days from the date of this offer letter. Should you wish to accept this offer and its terms and conditions, please confirm your understanding of, agreement to, and acceptance of the foregoing by signing and returning to the undersigned the duplicate copy of this offer letter enclosed herewith.

Autobytel Inc., a Delaware corporation

By:	/s/ Glenn E. Fuller
Glenn E. Fuller
EVP, Chief Legal and Administrative Officer and Secretary

Accepted and Agreed as of the date first written above:

/s/ William Ferriolo
William Ferriolo
[Personal Information Redacted]